EXHIBIT 99.1

AT SCHAWK, INC.: Timothy J. Cunningham Interim Chief Financial Officer (847) 827-9494 tim.cunningham@schawk.com	AT DRESNER CORPORATE SERVICES: Philip Kranz 312-780-7240 pkranz@dresnerco.com

Schawk, Inc. to Restate December 31, 2007 Balance Sheet to
Reflect Restatement of December 31, 2002 Financials

Des Plaines, IL, June 26, 2008—Schawk, Inc. (NYSE:  SGK), the leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity, today announced that it will restate its consolidated balance sheet as of December 31, 2007 to reflect changes in the amounts of previously reported goodwill, retained earnings and accumulated comprehensive income due to the effect of an accounting error related to goodwill in its December 31, 2002 financial statements, as further described below.  As a result of the pending restatement, the Company’s previously issued financial statements for fiscal year ended December 31, 2002 should not be relied upon.  The restatement is expected to result in a decrease of goodwill in the amount of $3.5 million as of December 31, 2007, a decrease in accumulated comprehensive income of $1.3 million due to the fluctuation in exchange rates between the Canadian dollar and the U.S. dollar and a decrease in retained earnings of $2.2 million.  The accounting error has no effect on net income for any period after fiscal 2002.

In May 2008, as part of a strategic review, the Company discovered a potential error in its accounting for the goodwill associated with one of its Canadian operating units, Cactus, which is a large-format print producer acquired by the Company in 1999.  For purposes of goodwill testing, this operation had been incorrectly aggregated with the Company’s broader Canadian reporting unit at December 31, 2007 and 2006, and with all operating units of the Company for fiscal years 2002 through 2005.  At December 31, 2007 and in previous fiscal years, however, Cactus should have been treated as a separate reporting unit because it is a dissimilar business and met the requirements of a separate reporting unit under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.  Because Cactus should have been treated as a separate reporting unit, its goodwill should have been tested for impairment on a stand-alone basis.

Treating Cactus as a separate reporting unit, the Company performed a discounted cash flow analysis using historical and projected financial performance of Cactus and determined that the goodwill associated with Cactus was impaired by approximately $2.2 million as of December 31, 2002.  The Company performed an analysis to determine if this error was material to the current period or any individual prior period.  Based on this analysis, the Company concluded that the error was material to the results of operations for the year ended December 31, 2002, and would have been material to the 2008 income statement.

The Company will present unaudited restated consolidated balance sheet information as of December 31, 2007 when it files its Form 10-Q for the three months ended March 31, 2008 to reflect the aforementioned changes in the amounts of previously reported goodwill, retained earnings and accumulated comprehensive income.  The Company does not consider the correction of this error material to any financial statements included in its Form 10-K for the year ended December 31, 2007.  As a result, the Company will present the impact of this correction in “Item 6, Selected Financial Data” and to the appropriate financial statements when it files its Form 10-K for the year ended December 31, 2008.

About Schawk, Inc.
Schawk, Inc, is the leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity.  With a global footprint of more than 60 offices, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints.  Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby.  These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty.  Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, unanticipated difficulties associated with additional accounting issues, if any, which may cause our investors to lose confidence in our reported financial information and may have a negative impact on the trading price of our stock; our ability to remedy known internal control deficiencies and weaknesses and the discovery of future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating the acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; the strength of the United States economy in general and specifically market conditions for the consumer products industry; the level of demand for Schawk's services; loss of key management and operational personnel; our ability to implement our growth strategy; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and  exploit technological advances in the imaging industry; our ability to implement restructuring plans; the stability of political conditions in Asia and other foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.